UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 7, 2009

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AE BIOFUELS, INC.

(Exact name of registrant as specified in its charter)

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Nevada	000-51354	26-1407544
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20400 Stevens Creek Blvd., Suite 700

Cupertino, California 95014

(Address of Principal Executive Office) (Zip Code)

(408) 213-0940

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Sanjeev Gupta as Executive Vice President of AE Biofuels, Inc.

On October 9, 2009, AE Biofuels, Inc. (the “Company”) appointed Sanjeev Gupta, 49, to the office of Executive Vice President of the Company. Mr. Gupta joined AE Biofuels, Inc. in September 2007 as an executive with the Company’s marketing subsidiary, Biofuels Marketing, Inc. and managed the completion of construction of the Company’s biodiesel production facility in Kakinada, India. Mr. Gupta is currently serving as the Managing Director, Chairman and President of the Company’s wholly-owned Indian biodiesel subsidiary, Universal Biofuels Private, Ltd. (“UBPL”). From 1997 to 2006, Mr. Gupta was in charge of CIG, a petrochemical trading company, with approximately $250 million of annual revenues and offices on several continents, primarily trading products between second and first world sources. Previously, Mr. Gupta was the General Manager of International Marketing for Britannia Industries, a subsidiary of Nabisco Brands, in India. Mr. Gupta received an MBA from the Faculty of Management Studies, University of Delhi and holds a Bachelors of Science (honors) from University of Delhi.

Item 2.04

Triggering Events that Accelerate or Increase a Direct Financial Obligation

On October 7, 2009, UBPL received a demand notice from the State Bank of India under the Agreement of Loan for Overall Limit dated as of June 26, 2008. The notice informs UBPL that an event of default has occurred for failure to make an installment payment on the loan due in June 2009 and demands repayment of the entire outstanding indebtedness of 19.60 crores (approximately $4 million) together with all accrued interest thereon and any applicable fees and expenses by October 10, 2009. Upon the occurrence and during the continuance of an Event of Default, interest accrues at the default interest rate of 2% above the State Bank of India Advance Rate pursuant to the Agreement of Loan for Overall Limit. If the entire principal and interest amount of indebtedness under the loan was paid in full, we estimate that the amount would be approximately $4.1 million.  Interest continues to accrue at the default rate in the amount of approximately $48,000 per month during the continuance of default.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 13, 2009

AE BIOFUELS, INC.

By:	/s/ SCOTT A. JANSSEN
Scott A. Janssen Chief Financial Officer

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